UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report: October 24, 2006
(Date of Earliest Event Reported)
Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana (State or other Jurisdiction of Incorporation)	0-13976 (Commission File Number)	72-0717400 (I.R.S. Employer Identification No.)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On October 24, 2006, the Board of Directors (the “Board”) of Akorn, Inc. (“Akorn”), voted unanimously by means of a written consent effective as of October 26, 2006: (i) that effective January 1, 2007 Akorn award 20,000 stock options to each then-serving director of Akorn, other than the Chief Executive Officer and Chairman of Akorn, in recognition of their service in 2006, with 2/3 of such options vesting at issuance (January 1, 2007) and the remainder vesting on January 1, 2008; (ii) effective as of January 1, 2007 and for the 2007 calendar year only, to compensate then-serving members of the Board, other than the CEO and Chairman, as follows: (a) $18,000 per year to each director as an annual retainer; (b) $5,000 per year to each committee chair as an annual retainer; (c) $1,500 to each director for each Board meeting attended in person; (d) $500 to each director for each committee meeting attended (other than such a meeting held on the same day as a Board meeting attended in person); (e) $500 to each director for each Board meeting attended by telephone; and (f) 30,000 stock options to each director with 1/3 of the stock options vesting at issuance (January 1, 2007) and 1/3 of the stock options vesting annually for two years after issuance; and (iii) to compensate the Chairman for his services at the rate of $50,000 per year, payable quarterly.
     The current members of the Board of Akorn are Dr. John Kapoor, who serves as Chairman of Akorn, Arthur Przybyl, who serves as Chief Executive Officer of Akorn, Ron Johnson, Jerry Treppel and Jerry Ellis.
     All stock option grants to be made as referenced above are subject to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: October 26, 2006